UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K/A
(Amendment No. 1)
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 27, 2017
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Perrigo Company plc
(Exact name of registrant as specified in its charter)
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Commission file number 001-36353

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland	-
(Address of principal executive offices)	(Zip Code)

+353 1 7094000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

This amendment supplements Item 5.02 of the Current Report on Form 8-K, filed by Perrigo Company plc (the “Company”) on February 27, 2017, to disclose compensation arrangements with Ronald L. Winowiecki entered into in connection with his appointment as acting Chief Financial Officer of the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company’s Board of Directors (the “Board”) appointed Mr. Winowiecki as acting Chief Financial Officer of the Company effective February 27, 2017. On March 8, 2017, the Remuneration Committee of the Board approved changes to Mr. Winowiecki’s compensation. As a result, Mr. Winowiecki will receive an annual salary of $400,000 and a $250,000 promotional bonus ($50,000 payable on March 31, 2017 and $200,000 payable at a later date, provided that Mr. Winowiecki remains employed with the Company for at least six months following either his appointment as permanent Chief Financial Officer or the appointment of a new Chief Financial Officer). In addition, Mr. Winowiecki will continue to participate in the Company’s Annual Incentive Plan (also known as the Management Incentive Bonus “MIB” Plan), with a 2017 target award of 50% of his base salary. Mr. Winowiecki also will continue to participate in the Company’s Long-Term Incentive Plan, receiving a 2017 grant of performance-based restricted stock units and stock options with a total grant date value of $550,000.

Although Mr. Winowiecki remains a key candidate for the Company’s permanent Chief Financial Officer, the Board has suspended its Chief Financial Officer search during its search for Mr. Hendrickson’s successor as Chief Executive Officer. Accordingly, on June 14, 2017, the Remuneration Committee recommended to the Board, and the Board approved, further changes to Mr. Winowiecki’s compensation to provide a compensation package appropriate for his current role as acting Chief Financial Officer. These changes were subject to Mr. Winowiecki’s acceptance, which occurred on July 18, 2017. In addition to the compensation approved on March 8, Mr. Winowiecki will receive an annual stipend of $200,000, payable bi-monthly effective February 27, 2017, until such time as Mr. Winowiecki is either appointed as permanent Chief Financial Officer or, provided he remains employed by the Company, until 60 days following the commencement of employment of a new Chief Financial Officer. He will also receive a grant of restricted stock units under the Company’s Long-Term Incentive Plan with a grant date value of $350,000, vesting 50% on each of the first and second anniversaries of the grant date. In addition, Mr. Winowiecki’s 2017 target award under the Company’s MIB Plan was increased to 75% of the sum of his base salary and any stipend. If a new Chief Financial Officer is not appointed until 2018, this target award will continue to apply until 60 days following the commencement of employment of the new Chief Financial Officer.

Mr. Winowiecki will also participate in an executive severance plan, provided that, in the event of his termination without “cause” or “separation for good reason” during the period ending 12 months after the date on which Mr. Hendrickson’s successor commences employment as the Company’s Chief Executive Officer, (i) Mr. Winowiecki will receive a severance payment of 1.5 times the sum of his then base salary, any stipend and 75% target bonus noted above and (ii) Mr. Winowiecki’s (a) unvested service-vesting equity awards outstanding under the Company’s Long-Term Incentive Plan will continue to vest per their original vesting schedules and, in the case of options, will remain outstanding for their original terms and (b) performance-based restricted stock units will vest based on actual performance at the end of the original performance periods. In addition, the remaining $200,000 of Mr. Winowiecki’s promotional bonus will be paid immediately upon his termination other than for “cause,” but will not be paid in the event of his voluntary termination. For Mr. Winowiecki, “cause” means: (i) the commission of an act which, if proven in a court of law, would constitute a felony violation under applicable criminal laws; (ii) a breach of any material duty or obligation imposed upon him by the Company or any Affiliate (as defined in the executive severance plan); (iii) divulging the Company’s or any Affiliate’s confidential information, or breaching or causing the breach of any confidentiality agreement to which he, the Company, or any Affiliate is a party; or (iv) engaging or assisting others to engage in business in competition with the Company or any Affiliate. “Separation for good reason” is defined in the executive severance plan and for Mr. Winowiecki also includes (i) if he is not selected as the permanent Chief Financial Officer by Mr. Hendrickson’s successor as Chief Executive Officer, or (ii) if he is appointed permanent Chief Financial Officer following the appointment of Mr. Hendrickson’s successor as Chief Executive Officer and his appointment requires a relocation of over 75 miles from his current location of employment.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

10.1	Letter Agreement between the Company and Ronald L. Winowiecki, dated July 18, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

PERRIGO COMPANY PLC

		By:	/s/ Todd W. Kingma
Dated:	July 21, 2017		Name: Todd W. Kingma
Executive Vice President, General Counsel and Secretary

Exhibit Index

10.1	Letter Agreement between the Company and Ronald L. Winowiecki, dated July 18, 2017.